EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 7, 2022, relating to the financial statements of SentinelOne, Inc. and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended January 31, 2022.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
April 7, 2022